EX-99.77K CHNG ACCNT
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<FILENAME>seventysevenkUSGMM.txt
US Govt Money - CHANGE IN ACCOUNTANT

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Changes in Registrant's Certifying Accountant

Morgan Stanley US Government Money Market Trust


On June 7, 2011, Deloitte & Touche LLP were dismissed as independent accountants of the Fund.

The reports of Deloitte & Touche LLP on the financial statements of the Fund for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the two most recent fiscal Years, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

The Fund has requested that Deloitte & Touche LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated September 29, 2011 is filed as an Exhibit to this Form N -SAR.

On June 7, 2011, the   Fund, with  the  approval  of  its
Board  of Directors/Trustees and its Audit Committee, engaged
Ernst & Young LLP as its new independent accountants.

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						Attachment A



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561


Dear Sirs/Madams:

We have read Item 77K of the Morgan Stanley U.S. Government Money Market Trust Form N-SAR dated September 29, 2011 and we agree with the statements made therein.


Yours truly,

 /s/ Deloitte & Touche LLP

New York, New York